EXHIBIT 10.2

                 SOFTWARE LICENSE AGREEMENT DATED JULY 15, 2005







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                           SOFTWARE LICENSE AGREEMENT

         THIS AGREEMENT AND LICENSE ("Agreement") is entered into as of the 15th day of July, 2005 (the "Commencement Date") by and between Axiometric, LLC, a Maryland limited liability company having a principal place of business at 10718 Vista Road, Columbia, MD 21044 ("Licensor"), and Link Plus Corporation, a Delaware corporation having a principal office at 6996 Columbia Gateway Drive, Suite 104, Columbia, MD 21046 ("Licensee").

                                   WITNESSETH:

         WHEREAS, Licensor owns certain computer software related to self organizing and healing networks, data compression, and radio performance enhancement, and provides certain maintenance and support services as further described herein; and

         WHEREAS, the Licensor and Licensee entered into a Letter of Intent dated May 3, 2005, a portion of which was binding upon the parties, and now desire to confirm and further describe their relationship and the agreements initially set forth in the binding portions of that Letter of Intent; and

         WHEREAS, this Agreement is intended to be the "IP License" described in the Letter of Intent.

         NOW, THEREFORE, in consideration of the mutual promises contained herein, the fees to be paid in connection therewith, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties intending to be legally bound, hereby agree as follows:


1.       DEFINITIONS

         1.1 "Product" means the computer-based system described in Schedule A including the computer software in both the source and object code form, and all Documentation or any enhancements, changes, derivative works, improvements and other modifications.

         1.2 "Copy" means an authorized copy of the Product made by Licensee pursuant to the terms and conditions hereof;

         1.3  "Documentation" means Product documentation as defined in schedule
         A.

         1.4 "Intellectual Property Rights" means all worldwide copyright, trade secret, know-how, trademark, service mark and patent rights (including rights to inventions, patent applications and letters patent) and all other intellectual and other property rights in and to the Product and Licensor's confidential information relating thereto.


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         1.5  "Proprietary Notice" means a copyright notices, trademark notices, patent markings, trade secret legends, confidentiality labels and other notices that Licensor uses or specifies from time to time to show its ownership of the Intellectual Property Rights.

         1.6 "Bug" means a significant error or set of errors in the Product that prevent the Product from operating substantially in accordance with its functional specifications.

         1.7 "Bug Correction" means one or more modifications or additions that when made or added to the Product either establishes material conformity of the Product to its functional specifications or eliminates the practical adverse effect of a Bug.

         1.8 "New Release" means one or more new releases, new versions and/or major upgrades of the Product.

         1.9 "Enhancement" means any improvement, upgrade, enhancement to, of the Product.

         1.10 "Maintenance and Support Services" has the meaning set forth in
         Section 4.

         1.11 "License" means the license described in paragraph 2.1.

2.       License

         2.1 Subject to the terms, conditions and limitations set forth herein, Licensor hereby grants to Licensee, and Licensee hereby accepts, an irrevocable (except upon breach of this Agreement), non-exclusive non-assignable world wide license to (i) create products derived from Axiometric copyrighted software for sale to third parties. ii) create products that embody the attached provisional patent for sale to third parties. The license does not grant Licensee the right to sub-license the copyrighted software or patent to third parties nor allow third parties to create works derived from the copyrighted software or embodying the patent.

         2.2 Under no conditions shall the Licensee provide the source code, design documentation, nor any other materials marked or reasonably understood to be Licensor proprietary and confidential materials to third parties without the express written consent of Licensor.

         2.3 Under no conditions shall Licensee allow third parties to adapt, change, copy, de-compile, enhance, modify, redesign, or reverse engineer the Product in any way.

         2.4 The Product cannot be used in Automatic Meter Reading products except as allowed for in the Axiometric/LKPL Affiliate Agreement or otherwise mutually agreed to in writing.


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         2.5  Licensee shall pay Licensor a royalty, calculated on a quarterly basis, at a rate of three percent (3%) of the gross sums actually received by the Licensee from sales of the Licensee's products that incorporate the Product with a minimum royalty of 50/100 Dollars ($0.50) per end-user product sold. The Licensee will pay the royalties until such time as the total sum of all royalties paid equals Two Million Dollars ($2,000,000.00) at which point the License shall be deemed paid in full, and the Licensee will have no further obligation to pay the Licensor for the License. All other terms of this agreement shall remain in effect after the License is paid in full.

              a. The Licensee will provide the Licensor a quarterly report (in hard copy and electronic copy (if applicable)) showing the number of royalty bearing units sold and sublicenses granted, the gross sums received from sales and sublicense fees received, a cumulative total of royalty payments made for each royalty bearing product and a cumulative total of all royalty payments made under this Agreement.
              b. Licensor shall have the right to conduct an audit after the end of each calendar year to verify the accuracy of the Licensee's quarterly royalty reports for that year, provided the audit must be initiated no later than June 30th of each year, and that if no such audit is conducted, then the quarterly reports for that year will be deemed accurate.
              c. In the event the Licensor's audit shows that the number of units actually sold by the Licensee was greater than the number of units reported sold by the Licensee, then the Licensee shall have the right, at the Licensee's cost, to have its own auditor verify the Licensor's audit. If the Licensee's audit confirms the report of the Licensor's auditor, then the Licensee will pay the deficiency in royalty payments within fifteen (15) days from the time Licensor invoices for the deficient payment.
              d. In the event the Licensor's audit shows that the number of units actually sold by the Licensee is more than three percent (3.0%) more than the number of units reported sold by the Licensee, then the Licensee will have the right, at the Licensee's cost, to have its own auditor verify the Licensor's audit. If the Licensee's audit confirms the report of the Licensor's auditor, then the Licensee will pay the deficiency in royalty payments and the cost of the Licensor's audit within fifteen (15) days from the time Licensor invoices for those fees and provides standard proof of the time and expenses incurred.

         2.6 Licensee acknowledges that Licensor owns all right, title and interest in and to the Product and all Intellectual Property rights and the Licensee shall have only those rights expressly granted to it under the License and this Agreement. Licensee agrees to and shall protect the confidentiality of and not disclose to others any and all confidential and proprietary information embodied in Intellectual Property Rights or the Product, or disclosed in the course of Maintenance and Support Services, including maintaining intact all Proprietary Notices. Confidential information does not include information that



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         was in the public domain, not as the result of any act or omission of
         Licensee, at the time of disclosure, or information that Licensor approves for disclosure by written authorization. This section 2.6 shall survive any termination of this Agreement in perpetuity.

         2.7 This agreement may be terminated by either party if the other party materially breaches any provision of this Agreement and such breach is not cured by the breaching party within thirty (30) days after the party desiring to terminate the Agreement gives the breaching party written notice of the breach. If the breach is not cured within the 30-day notice period, the Agreement will terminate automatically. Licensor may terminate this Agreement immediately without notice upon the commencement of any voluntary or involuntary bankruptcy or insolvency proceedings seeking liquidation or reorganization of Licensee

         2.8 If the Licensor fails to timely perform its obligations or otherwise materially breaches this Agreement, then the Licensee will give the Licensor notice of the breach and the reasonable actions that the Licensor must take to cure the breach (including a reasonable time by which the Licensor must complete the cure), and the Licensee may suspend royalty payments until such time as Licensor cures its breach. If the Licensor's breach is not timely cured then the Licensee may exercise all of the rights under the License without any obligation to pay royalties or any other sums to the Licensor until such time as the breech is remedied.


3.       New Releases

Both parties understand that the final revisions to the Product will be completed in the course of work conducted during the May 9th 2005 Statement of Work - SOW-AX1. Upon completion of a deployable AMR Product Suite as defined in the July 2005 Affiliate Agreement, both parties agree to put the Product under configuration management and designate the release version for the Product. That release version will constitute the Product covered under this Agreement. Licensor must make each new Release available to Licensee at a cost to be negotiated under separate agreement and the new Releases will become a part of the Product.

4.       Maintenance and Support Services

         4.1 The Licensor shall provide the following Maintenance and Support Services to Licensee at no additional charge for a period beginning on the Commencement Date and ending 12 months after the total royalty has been paid in accordance with Section 2.2 (the "Initial Period").

               (a) Startup training: Licensor will provide, on an as-needed basis upon request by Licensee, sufficient technical support related to the use, installation, definition, and other aspects of the Product such that Licensee can successfully utilize the Product. This support shall be provided to Licensee free of charge up


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               to 40 hrs and during regular business hours. Should additional training be required, Licensor shall provide that at its prevailing rates and under a contract to be negotiated separately.

               (b) Bug Correction: Licensor will use reasonable diligence to correct verifiable and reproducible Bugs that have been reported by Licensee in accordance with Licensor's standard reporting procedures and provide Bug Corrections (including the source code for the Bug Corrections) as quickly as practical. A Bug Correction, when completed, may be provided in the form of a "temporary fix," which shall consist of sufficient programming code and operating instructions to implement a Bug Correction. If requested by Licensor, Licensee shall provide a listing output and any other data or information that Licensor may require in order to reproduce the Bug and the operating conditions under which it occurred or was discovered.

               (c) Enhancements: From time to time Licensor will provide Enhancements (including the source code for the Enhancements) to Licensee at no additional charge as part of the Maintenance and Support Services unless the Enhancements are so extensive that they would constitute a new Release.

               (d) Additional Technical Support: At the request of the Licensee, additional levels of support including custom enhancements to the Product can be purchased from the Licensor at a rate and schedule to be negotiated.

         4.2 Licensor's Maintenance and Support Services shall not cover any problems resulting from (i) modifications to the Product not made or authorized by Licensor, or (ii) the misuse or improper use of the Product.

5.       Term

         The term of the License and this Agreement shall be perpetual unless the Agreement is terminated pursuant to the terms and conditions hereof. Upon termination of the License and Agreement, the Licensee agrees to return all copies of the Product, all documentation, and all physical embodiments of the Intellectual Property rights and immediately cease using the Product. The Licensee agrees that the source code and IP provided by Licensor represent a substantial business asset of the Licensor and that use of the Product or any derivative of the Product and IP after termination of License would constitute a violation of the terms of this Agreement and would result in substantial damage to Licensor.

6.       Payment

         6.1 The Licensee will pay royalties to the Licensor within 45 days of the close of each calendar quarter.


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         6.2 Royalty payments that are not received within thirty (30) days after their due date will bear interest at the rate of twelve percent (12.0%) per year compounded monthly from the due date until receipt of payment by Licensor.

         6.3 If Licensee fails to make royalty payments within 60 days after their due date then in addition to the other rights and remedies provided in this Agreement, the Licensor may exercise any or all of the following rights and remedies:

         a. Withhold all Maintenance and Support Services until all payments are paid in full; and
         b. If the Licensee fails to make royalty payments for a total of 90 days after their due date, then the Licensor may terminate the License and this Agreement, provided the Licensee's royalty payment obligations will survive that termination.

7.       Limited Warranty

         For a period of ninety (90) days (Warranty Period) from the date Product is delivered to Licensee, Licensor will warrant that the Product will substantially conform with the descriptions in the accompanying written materials if used in accordance with the procedures in such documentation. Licensor warrants that within the Warranty period, the medium on which the Product is delivered shall be free from defects in materials and workmanship under normal use and service. Any replacement of the Product will be warranted for the remainder of the original warranty period or thirty (30) days, whichever is longer.

         LICENSOR REMEDIES UNDER WARRANTY: Licensor's sole obligation (and Licensee's sole remedy) with respect to the foregoing Limited Warranty shall be to, at Licensor's option, refund the fees paid by Licensee hereunder or repair any defective product or replace any defective product with functionally equivalent product, after the defective product is returned to Licensor.

         NO OTHER WARRANTIES: EXCEPT AS EXPRESSLY SET FORTH ABOVE, THE PRODUCT IS PROVIDED "AS IS" WITHOUT WARRANTY OF ANY KIND, AND NO OTHER WARRANTIES, EITHER EXPRESSED OR IMPLIED ARE MADE WITH RESPECT TO THE PRODUCT, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR NON-INFRINGEMENT OR ANY OTHER WARRANTIES THAT MAY ARISE FROM USAGE OF OR THE RESULTS OF THE USE OF THE PRODUCT IN TERMS OF CORRECTNESS, ACCURACY, RELIABILITY, OR OTHERWISE AND DOES NOT WARRANT THAT THE OPERATION OF THE PRODUCT WILL BE UNINTERRUPTED OR ERROR FREE. LICENSOR DISCLAIMS ANY WARRANTIES NOT STATED HEREIN.

         NO LIABILITY FOR CONSEQUENTIAL DAMAGE: The entire liability of Licensor is set forth above. To the maximum extent permitted by applicable law, in no event



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         shall Licensor be liable for any damages, including, but not limited to, any special, direct, indirect, incidental, exemplary, or consequential damages, expenses, lost profits, lost savings, business interruption, lost business information, or any other damages arising out of the use or inability to use the Product, even if Licensor has been advised of the possibility of such damages. Licensee acknowledges that the applicable purchase price or license fee for the Product reflects this allocation of risk. Because some states/jurisdictions do not allow the exclusion or limitation of liability for consequential or incidental damages, the above limitation may not apply. If the foregoing limitation of liability is not enforceable because Licensor Product sold or licensed to Licensee is determined by a court of competent jurisdiction in a final, non-appealable judgment to be defective and to have directly caused bodily injury, death, or property damage, IN NO EVENT SHALL THE CUMULATIVE LIABILITY OF LICENSOR FOR ALL CLAIMS RELATING TO OR ARISING FROM THIS AGREEMENT OR THE PRODUCT EXCEED THE TOTAL AMOUNT OF ROYALTIES OR LICENSE FEES PAID TO LICENSOR BY LICENSEE FOR THE AFFECTED PRODUCT WITHIN THE TWELVE (12) MONTH PERIOD PRIOR TO THE DATE UPON WHICH SUCH LIABILITY ARISES HEREUNDER..

         USE IN LIFE SUPPORT APPLICATIONS: Product is not designed for use in any life support and/or safety equipment where failure to perform can reasonably be expected to result in personal injury or death. Licensee uses or sells Licensor Product as a component of life support and/or safety applications at Licensee's own risk and agrees to defend, indemnify, and hold harmless Licensor from any and all damages, claims, suits, or expense resulting from such use or sale.

8.       AUTHORITY TO ENTER INTO AGREEMENT

Each party represents and warrants to the other party that it has the right to enter into this Agreement and assume the obligations hereunder, and that the individual who executes this Agreement in its behalf is authorized to bind the party to this Agreement.

9.       EQUITABLE RELIEF

Because of the unique and proprietary nature of the Product and Intellectual Property Rights, it is understood and agreed that Licensor's remedies at law may be inadequate and the Licensor may be entitled to equitable relief, including without limitation injunctive relief, specific performance or other equitable remedies in addition to all other remedies provided hereunder or available to Licensor at law or equity.

In the event injunctive relief is granted, the prevailing party shall pay the attorney's fees and reasonable related costs and expenses of the other party.


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10.      INDEMNIFICATION

The Licensor has submitted the Product for patent approval and shall continue to pursue patent protection for the Product. The Licensor's patent search shows that it does not infringe on any existing patents, but the Product has not received a patent, so the Licensor does not guarantee that the Product does not infringe on an existing patent. Both the Licensor and Licensee understand that they are assuming risks in using the Product before the Licensee receives a patent, therefore they agree as follows:

         (a) If the Licensor receives a patent for the Product, then the Licensor may, at the Licensor's option, defend any U.S. patent infringement claim or violation of US copyright by any third party with respect to the Product, in which case the Licensor shall indemnify and hold Licensee harmless from and against any loss, cost, damage, liability, or expense (including reasonable legal fees) suffered or incurred by Licensee in connection with that infringement claim.
         (b) If Licensor elects to defend the patent for the Product with assistance from Licensee, then the Licensor shall negotiate with the Licensee to co-defend the patent at a rate to be negotiated based on the particulars of the suit. The Licensee may deduct Royalty payments of the affected Products from documented legal fees used to defend against the property infringement claim.
         (c) If Product shall be held to infringe any United States patent and Licensee shall be enjoined from using the same, Licensor will exert its reasonable efforts, at its option and at its expense, (i) to procure for Licensee the right to use Product or functionally equivalent Product free of any liability for patent infringement or (ii) to replace Product with a non-infringing substitute otherwise complying substantially with all requirements of this Agreement or (iii) refund the purchase price, transportation costs, and license fees of such affected Product.
         (d) If the Licensor does not receive a patent for the Product, but may obtain one by modifying the Product, then Licensor may, at the Licensor's option, take such action as required to change Product and reapply for a patent. Upon receipt of a valid patent Licensor shall make available at no additional charge a new release of the Product.
         (e) If a claim or suit alleging infringement of a patent, copyright or other right is made by a third party against Licensor, and Licensor has not obtained a patent for the Product, Licensee shall defend, indemnify and hold harmless Licensor, its officers, directors, employees, agents, successors and assigns from and against any and all losses, damages, liabilities, and related fees, expenses and costs including attorneys' fees arising out of or related to such claim or suit.
         (f) Notwithstanding any other provision of this Agreement, Licensee shall defend, hold harmless and indemnify Licensor, its officers, directors, agents, employees, successors and assigns from and against any and all actions, suits, demands, claims, losses and damages including all related fees, costs, expenses and attorneys' fees arising out of or relating to (1) any suit or claim that Licensee's technology violates or infringes the rights of any third party, and (2) any breach by Licensee of any of the terms or conditions of this Agreement



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11.      NOTICES

All notices and other communications required or permitted to be given under this Agreement shall be in writing and hand-delivered, or mailed by first-class mail postpaid, or sent by an overnight courier with a reliable tracing system, by one party to the other as follows:

FOR LICENSOR:     Axiometric LLC.
                  10718 Vista Road
                  Columbia, MD 21044
                  Attention: Chief Operating Officer

FOR LICENSEE:     Link Plus Corporation
                  6996 Columbia Gateway Drive
                  Suite 104
                  Columbia, Maryland 21046
                  Attention: Chief Operating Officer

Notices that are mailed shall be deemed to have been given as of the fourth business day following the date of mailing and notices that are hand-delivered or sent by overnight courier are deemed to be given the next business day. Either party may change its address for the giving of notice by so notifying the other party by ten (10) days prior written notice given in the manner set forth in this Section.

12.      GENERAL PROVISIONS

12.1 Schedule A, and the exhibits thereto, if any, are incorporated in this Agreement to the same extent as if fully set forth herein. All references to particular Sections are to Sections contained in this Agreement. To the extent any provision, portion or extent of this Agreement is determined to be invalid, illegal or unenforceable, such provision, portion or extent shall be severed or deleted here from or limited so as to give effect to the intention of the parties insofar as possible. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision. The captions in this Agreement are inserted for convenience of reference only and do not constitute a part of the Agreement and shall not modify or limit any of the terms thereof.

12.2 This Agreement taken together with the attached and separately executed Affiliate Agreement (a) constitutes the entire understanding between the parties concerning the licensing by the Licensor of the Product to the Licensee and supersedes all prior agreements or understandings whether written or oral with the exception of the before-mentioned Letter of Intent whose terms and intent remain in effect and are further clarified by this Agreement, (b) may not be amended except in a writing executed by all parties, and (c) shall be governed by and construed and enforced in accordance with the laws of the State of Maryland (without reference to its rules relating to conflicts of laws) applicable to agreements made to be performed entirely within Maryland. The parties agree, to the maximum extent permitted by law, that the venue for any litigation or dispute arising out of this Agreement shall be in Howard County, Maryland and that the Federal and State courts therein shall have jurisdiction over the subject matter and the parties.


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12.3     This Agreement may not be assigned by the licensee and any attempted assignment shall be void, except that either party may, upon written notice to the other party, assign this Agreement to any Affiliate and in the event of the sale of all or substantially all of its assets or equity.

12.4 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have caused this instrument to be duly executed as of the date first written above.

Axiometric, LLC (Licensor)                  Link Plus Corporation (Licensee)


By:                                         By:
   -----------------------------------         ---------------------------------
      Frank Moody                                  Robert L. Jones, Jr.
      Managing Director                            Chairman, CEO

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                                   Schedule A


The Product means:
The Axiometric mesh software providing a low-data rate, high-reliability, high-redundancy scalable ad-hoc mesh network. The C-language software components include:
   o   Radio driver module for LinkPlus ASM3 and LRMX radio module
   o   Hardware timer driver module for a Philips LPC21xx ARM7TDMI processor
   o Generic PHY module with forward error correction (FEC) option using Golay or Reed-Solomon ECC codes (use of RS codes may require separate license).
   o   Encryption module (XXTEA algorithm) for block encryption at PHY layer
   o MAC module implementing mesh algorithms including CRC error detection, pseudo-random number generators, and mesh timing subsystem.
   o   NET module implementing optional store-and-forward routing.
   o Application framework including message queues and memory buffer pools, and utility functions.
The ARM assembler software components include:
   o   Run-time initialization code for a Philips LPC21xx ARM7TDMI processor

All modules will be provided as fully commented source code modules in machine readable format. The code is suitable for implementing a mesh network consisting of mesh sensor nodes (e.g. meters), mesh routers, and a mesh controller (e.g. gateway)


Documentation means:
All associated user documents and descriptive documents which detail the Product and the use of the Product, describe the data elements, Product architecture, etc. which would be used to understand the Product and how to use it, and includes the attached Provisional Patent which describes the Product

"Maintenance and Support Services" will include:
         Up to 40 hours of support to provide training in the use of the Product, Bug Corrections, Enhancements, and Product updates or changes that are not associated with a new version of the Product.